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                                 Exhibit 12(a)


                        Wallace Computer Services, Inc.
                       Ratio of Earnings to Fixed Charges

                                           Twelve months ended July, 31
                                      1998    1997      1996     1995    1994
                                    ------------------------------------------
(a) Consolidated Net Income
      (before extraordinary)        74,208   81,282   72,999   55,297   47,268
(b) Income Taxes                    49,182   53,069   45,479   32,163   26,588
(c) Interest Expense                23,466    2,619    1,311    1,209    1,325
(d) Rent Expense                     7,504    4,200    3,619    3,571    3,519
(e) Capitalized Interest             1,355    1,321    1,406    1,508      986
                                    ------------------------------------------
Ratio of earnings to fixed charges     5.5     26.2     31.2     23.4     22.2
                                    ==========================================

Calculation: [(a)+(b)+(c)+ ((1/3)x(d))+(e)]/[(c)+((1/3)x(d))+(e)]



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